ANNUAL REPORT

DECEMBER 31, 2007

Legg Mason Partners Short/Intermediate U.S. Government Fund

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners Short/Intermediate U.S. Government Fund

Annual Report  •  December 31, 2007

What’s

Inside

Fund Objective

The Fund seeks to maximize total return, consistent with the preservation of capital.

Letter from the Chairman

R. JAY GERKEN, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

While the U.S. economy continued to expand during the 12-month reporting period ended December 31, 2007, it weakened late in the period. In the first quarter of 2007, U.S. gross domestic product (“GDP”)i growth was a tepid 0.6%, according to the U.S. Commerce Department. This was the lowest growth rate since the fourth quarter of 2002. The economy then rebounded, as second quarter 2007 GDP growth was a solid 3.8%. GDP growth accelerated in the third quarter to 4.9%, its strongest showing in four years. A surge in inventory-building and robust exports supported the economy during the third quarter. However, continued weakness in the housing market and an ongoing credit crunch then took their toll on the economy during the last three months of 2007. During this period, the advance estimate for GDP growth was 0.6%.

Ongoing issues related to the housing and subprime mortgage markets and an abrupt tightening in the credit markets prompted the Federal Reserve Board (“Fed”)ii to take several actions during the reporting period. The Fed initially responded by lowering the discount rate — the rate the Fed uses for loans it makes directly to banks — from 6.25% to 5.75% in mid-August 2007. Then, at its meeting on September 18, the Fed reduced the discount rate to 5.25% and the federal funds rateiii from 5.25% to 4.75%. This marked the first reduction in the federal funds rate since June 2003. The Fed again lowered rates in October and December 2007, bringing the federal funds rate to 4.25% at the end of the year. Shortly after the reporting period ended, the Fed continued to ease monetary policy in an attempt to ward off a recession. In a surprise move, the Fed aggressively cut the federal funds rate on January 22, 2008 by 0.75% to 3.50%. The Fed again lowered the federal funds rate during its meeting on January 30, 2008, bringing it to 3.00%. In its

Legg Mason Partners Short/Intermediate U.S. Government Fund         I

statement accompanying its latest rate cut, the Fed stated: “Today’s policy action, combined with those taken earlier, should help to promote moderate growth over time and to mitigate the risks to economic activity. However, downside risks to growth remain. The Committee will continue to assess the effects of financial and other developments on economic prospects and will act in a timely manner as needed to address those risks.”

During the 12-month reporting period, both short- and long-term Treasury yields experienced periods of significant volatility given mixed economic data and shifting expectations regarding the Fed’s future monetary policy. After falling during the first three months of 2007, yields then moved steadily higher during much of the second quarter. This was due, in part, to inflationary fears, a solid job market and expectations that the Fed would not be cutting short-term rates in the foreseeable future. During the remainder of the reporting period, the U.S. fixed-income markets were extremely volatile, which negatively impacted market liquidity conditions. Initially, the concern on the part of market participants was limited to the subprime segment of the mortgage-backed market. These concerns broadened, however, to include a wide range of financial institutions and markets. As a result, other fixed-income instruments also experienced increased price volatility. This turmoil triggered several “flights to quality,” causing Treasury yields to move sharply lower (and their prices higher), while riskier segments of the market saw their yields move higher (and their prices lower). Overall, during the 12 months ended December 31, 2007, two-year Treasury yields fell from 4.82% to 3.05%. Over the same period, 10-year Treasury yields fell from 4.71% to 4.04%. Looking at the 12-month period as a whole, the overall bond market, as measured by the Lehman Brothers U.S. Aggregate Indexiv, returned 6.97%.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

II         Legg Mason Partners Short/Intermediate U.S. Government Fund

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

January 30, 2008

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.
ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv

The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

Legg Mason Partners Short/Intermediate U.S. Government Fund         III

Fund Overview

Q. What were the overall market conditions during the Fund’s reporting period?

A. During the fiscal year, the bond market experienced periods of increased volatility. Changing perceptions regarding the economy, inflation and future Federal Reserve Board (“Fed”)i monetary policy caused bond prices to fluctuate. Two- and 10-year Treasury yields began the reporting period at 4.82% and 4.71%, respectively. After tepid gross domestic product (“GDP”)ii growth in the first quarter of 2007, the economy rebounded, inflationary pressures increased and both short- and long-term Treasury yields moved sharply higher. By mid-June, two- and 10-year Treasurys were yielding 5.10% and 5.26%, respectively, and market sentiment was that the Fed’s next move would be to raise interest rates.

However, after their June peaks, Treasury yields then moved lower, as concerns regarding the subprime mortgage market and a severe credit crunch triggered a massive “flight to quality.” During this time, investors were drawn to the relative safety of Treasurys, causing their yields to fall and their prices to rise. At the same time, increased investor risk aversion caused other segments of the bond market to falter. As conditions in the credit market worsened in August 2007, central banks around the world took action by injecting approximately $500 billion of liquidity into the financial system. Additionally, the Fed began lowering the discount rateiii and the federal funds rateiv in August and September, respectively. In October, the volatility in the bond market was less extreme before another flight to quality occurred in November, causing bond yields to fall even further. At the end of the fiscal year, two- and 10-year Treasury yields were 3.05% and 4.04%, respectively. During the 12-month period ended December 31, 2007, the overall bond market, as measured by the Lehman Brothers U.S. Aggregate Indexv, returned 6.97%.

Performance Review

For the 12 months ended December 31, 2007, Class A shares of Legg Mason Partners Short/Intermediate U.S. Government Fund, excluding sales charges, returned 2.34%. The Fund’s unmanaged benchmark, the Citigroup 1-10 Year Treasury Bond Indexvi, returned 8.81% over the same time frame. The Lipper Short-Intermediate U.S. Government Funds Category Average1 increased 5.87% for the same period.

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended December 31, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 60 funds in the Fund’s Lipper category, and excluding sales charges.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         1

Performance Snapshot as of December 31, 2007 (excluding sales charges) (unaudited)

	6 Months	12 Months
Short/Intermediate U.S. Government Fund — Class A Shares	2.06%	2.34%

Citigroup 1-10 Year Treasury Bond Index	7.18%	8.81%

Lipper Short-Intermediate U.S. Government Funds Category Average[1]	4.56%	5.87%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value, investment returns and yields will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class B shares returned 1.93%, Class C shares returned 1.81% and Class O shares returned 2.08% over the six months ended December 31, 2007. Excluding sales charges, Class B shares returned 2.09%, Class C shares returned 1.86% and Class O shares returned 2.49% over the 12 months ended December 31, 2007. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.
Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.
The 30-Day SEC Yields for the period ending December 31, 2007 for Class A, B, C and O shares were 4.47%, 4.31%, 4.07% and 4.84%, respectively. Current expense reimbursements and/or fee waivers are voluntary and may be reduced or terminated at any time. Absent current expense reimbursements and/or fee waivers, the 30-Day SEC Yields for Class A, B, C and O shares would have been 3.89%, 3.69%, 3.58% and 4.36%, respectively. The 30-Day SEC Yield is the average annualized net investment income per share for the 30-day period indicated and is subject to change.

Total Annual Operating Expenses (unaudited)
As of the Fund’s most current prospectus dated April 16, 2007, the gross total operating expenses for Class A, Class B, Class C and Class O shares were 1.10%, 1.32%, 1.58% and 0.92%, respectively.
As a result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 0.80% for Class A shares, 1.05% for Class B shares, 1.30% for Class C shares and 0.55% for Class O shares. These expense limitations may be reduced or terminated at any time.

Q. What were the most significant factors affecting Fund performance?

What were the leading contributors to performance?

A. During the reporting period, we positioned the portfolio in anticipation of a steepening yield curvevii. This was beneficial to performance as the yield curve did steepen. Spreads between the yield on long-term and short-term Treasurys increased during the year, with short-term rates declining more than their longer-term counterparts. Elsewhere, a moderate allocation to U.S. Treasury Inflation-Protected Securities (“TIPS”)viii enhanced returns as they performed well due to fears of rising inflation.

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended December 31, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 60 funds for the six-month period and among the 60 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

2         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

What were the leading detractors from performance?

A. During the fiscal year, U.S. Treasury securities were the best performing asset class as their yields fell (and prices rose) due to increased investor risk aversion. Given this, the Fund’s underweight to Treasurys hurt its performance. Due to the fallout from the U.S. subprime mortgage meltdown and several flights to quality, the Fund’s exposure to mortgage and non-agency structured products detracted from performance.

Q. Were there any significant changes to the Fund during the reporting period?

A. There were no significant changes during the period.

Thank you for your investment in Legg Mason Partners Short/Intermediate U.S. Government Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Western Asset Management Company

January 15, 2008

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: The value of the Fund will fluctuate with market conditions and neither share price nor income from the Fund is guaranteed by the U.S. government. Investments in bonds are subject to interest rate and credit risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. Investments in mortgage-backed securities involve an additional level of risk, as discussed in the prospectus. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

ii	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.
iii	The discount rate is the interest rate charged by the U.S. Federal Reserve Bank on short-term loans (usually overnight or weekend) to banks.
iv

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

[v]

The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

vi	The Citigroup 1-10 Year Treasury Bond Index is a broad measure of the performance of the short-term and medium-term U.S. Treasury securities.
vii	The yield curve is the graphical depiction of the relationship between the yield on bonds of the same credit quality but different maturities.
viii

U.S. Treasury Inflation-Protected Securities (“TIPS”) are inflation-indexed securities issued by the U.S. Treasury in 5-year, 10-year and 20-year maturities. The principal is adjusted to the Consumer Price Index, the commonly used measure of inflation. The coupon rate is constant, but generates a different amount of interest when multiplied by the inflation-adjusted principal.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         3

Fund at a Glance (unaudited)

4         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on July 1, 2007 and held for the six months ended December 31, 2007.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratios	Expenses Paid During the Period(3)
Class A	2.06%	$1,000.00	$1,020.60	0.80%	$4.07

Class B	1.93	1,000.00	1,019.30	1.05	5.34

Class C	1.81	1,000.00	1,018.10	1.30	6.61

Class O	2.08	1,000.00	1,020.80	0.55	2.80

(1)	For the six months ended December 31, 2007.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charge (“CDSC”) with respect to Class B shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         5

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(2)
Class A	5.00%	$1,000.00	$1,021.17	0.80%	$4.08

Class B	5.00	1,000.00	1,019.91	1.05	5.35

Class C	5.00	1,000.00	1,018.65	1.30	6.61

Class O	5.00	1,000.00	1,022.43	0.55	2.80

(1)	For the six months ended December 31, 2007.
(2)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

6         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class A	Class B	Class C	Class O
Twelve Months Ended 12/31/07	2.34%	2.09%	1.86%	2.49%

Five Years Ended 12/31/07	2.27	1.87	1.76	2.51

Ten Years Ended 12/31/07	4.57	3.99	4.05	4.86

	With Sales Charges(3)
	Class A	Class B	Class C	Class 0
Twelve Months Ended 12/31/07	0.01%	(2.78)%	1.86%	2.49%

Five Years Ended 12/31/07	1.81	1.70	1.76	2.51

Ten Years Ended 12/31/07	4.33	3.99	4.05	4.86

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)
Class A (12/31/97 through 12/31/07)	56.30%

Class B (12/31/97 through 12/31/07)	47.81

Class C (12/31/97 through 12/31/07)	48.75

Class O (12/31/97 through 12/31/07)	60.69

(1)

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class B shares.

(3)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 2.25%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment and declines thereafter by 1.00% per year until no CDSC is incurred.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         7

Historical Performance (unaudited)

Value of $10,000 Invested in Class A Shares of the Legg Mason Partners Short/Intermediate U.S. Government Fund vs. Citigroup 1-10 Year Treasury Bond Index† (December 1997 – December 2007)

†

Hypothetical illustration of $10,000 invested in Class A shares on December 31, 1997, assuming deduction of the maximum initial sales charge of 2.25% at the time of investment and reinvestment of all distributions, including returns of capital, if any, at net asset value through December 31, 2007. The Citigroup 1-10 Year Treasury Bond Index is a broad measure of the performance of short-term and medium-term U.S. Treasury securities. The index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index. The performance of the Fund’s other classes may be greater or less than the A shares’ performance indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other classes.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares, Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

8         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Schedule of Investments (December 31, 2007)

LEGG MASON PARTNERS SHORT/INTERMEDIATE U.S. GOVERNMENT FUND

Face Amount	Security	Value

MORTGAGE-BACKED SECURITIES — 89.0%
FHLMC — 24.3%
	Federal Home Loan Mortgage Corp. (FHLMC):
$594	11.750% due 7/1/15 (a)	$649
26,979	8.000% due 7/1/20 (a)	28,464
1,301,517	9.500% due 1/1/21 (a)	1,414,410
431,669	5.675% due 7/1/32 (a)(b)	441,278
1,914,636	5.000% due 8/1/33 (a)	1,871,266
466,679	5.899% due 1/1/37 (a)(b)	475,959
	Gold:
2,030,865	6.000% due 7/1/10-12/1/37 (a)	2,063,192
36,085	7.000% due 5/1/11-8/1/11 (a)	37,288
8,834	8.000% due 12/1/19 (a)	9,276
1,351,942	5.500% due 11/1/35-12/1/37 (a)	1,349,599
2,100,000	5.500% due 12/1/37 (a)(b)	2,095,993
4,100,000	6.000% due 12/1/37 (a)(b)	4,161,870
200,000	5.000% due 1/14/38 (c)	195,156

	TOTAL FHLMC	14,144,400

FNMA — 62.5%
	Federal National Mortgage Association (FNMA):
24,405	12.500% due 9/1/15-1/1/16 (a)	27,965
35,871	12.000% due 1/1/16 (a)	40,960
499,515	8.500% due 8/1/19-11/1/31 (a)	535,537
698	11.500% due 9/1/19 (a)	791
8,392	10.500% due 8/1/20 (a)	9,858
9,500,000	5.000% due 1/17/23-1/14/38 (c)	9,295,233
12,700,000	5.500% due 1/17/23-1/14/38 (c)	12,757,828
1,230,000	6.000% due 1/17/23 (c)	1,258,636
173,326	7.000% due 1/1/25 (a)	182,777
5,355,992	6.000% due 2/1/29-11/1/37 (a)	5,441,948
15,797	7.500% due 9/1/30 (a)	16,867
2,605,245	6.000% due 1/1/33-7/1/37 (a)	2,648,159
697,133	5.500% due 11/1/36 (a)	696,489
773,065	6.354% due 7/1/37 (a)(b)	798,423
576,812	5.770% due 8/1/37 (a)(b)	587,548
499,617	6.500% due 11/1/37 (a)	513,652
1,500,000	6.500% due 1/14/38 (c)	1,541,954

	TOTAL FNMA	36,354,625

GNMA — 2.2%
	Government National Mortgage Association (GNMA):
234,441	8.500% due 6/15/25 (a)	256,044
1,000,000	6.000% due 1/22/38 (c)	1,023,906

	TOTAL GNMA	1,279,950

	TOTAL MORTGAGE-BACKED SECURITIES (Cost — $51,575,996)	51,778,975

See Notes to Financial Statements.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         9

Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

ASSET-BACKED SECURITIES — 13.3%
Credit Card — 1.7%
$1,000,000	Capital One Multi-Asset Execution Trust, 5.118% due 1/17/12 (a)(b)	$998,989

Home Equity — 10.5%
481,224	ACE Securities Corp., 4.995% due 2/25/31 (a)(b)	463,034
433,819	Bravo Mortgage Asset Trust, 4.995% due 7/25/36 (b)(d)	427,837
	Countrywide Home Equity Loan Trust:
451,876	5.318% due 2/15/34 (a)(b)	430,424
584,230	5.168% due 7/15/36 (a)(b)	554,977
485,211	5.288% due 7/25/36 (a)(b)(d)	420,513
547,892	5.900% due 8/15/37 (a)(b)	530,459
961,038	GMAC Mortgage Corp. Loan Trust, 5.075% due 11/25/36 (a)(b)	843,542
265,017	GSAMP Trust, 4.955% due 5/25/36 (a)(b)	213,904
501,604	Indymac Seconds Asset Backed Trust, 4.995% due 6/25/36 (a)(b)	264,283
541,952	Lehman XS Trust, 4.935% due 8/25/46 (a)(b)	531,894
281,379	Morgan Stanley Ixis Real Estate Capital Trust, 4.895% due 7/25/36 (a)(b)	278,764
	SACO I Trust:
464,657	4.995% due 6/25/36 (a)(b)	192,165
502,061	4.995% due 7/25/36 (a)(b)	229,827
564,482	Structured Asset Securities Corp., 4.975% due 2/25/36 (a)(b)(d)	201,740
594,372	Truman Capital Mortgage Loan Trust, 5.125% due 3/25/36 (a)(b)(d)	517,103

	Total Home Equity	6,100,466

Student Loan — 1.1%
626,604	SLM Student Loan Trust, 5.074% due 7/25/17 (a)(b)	626,547

	TOTAL ASSET-BACKED SECURITIES (Cost — $9,277,354)	7,726,002

COLLATERALIZED MORTGAGE OBLIGATIONS — 27.8%
541,928	American Home Mortgage Assets, 5.055% due 10/25/46 (a)(b)	519,729
60,000	Banc of America Commercial Mortgage Inc., 5.837% due 6/10/49 (a)(b)	61,460
333,403	Bear Stearns ARM Trust, 5.438% due 2/25/36 (a)(b)	333,328
	Bear Stearns Structured Products Inc.:
549,690	5.139% due 9/26/37 (b)(d)	545,567
590,712	6.021% due 9/27/37 (b)(d)	578,898
	Countrywide Alternative Loan Trust:
263,695	5.125% due 7/25/35 (a)(b)	249,915
1,284,915	5.149% due 7/20/46 (a)(b)	1,135,619
732,053	5.055% due 9/25/46 (a)(b)	672,412
	Federal Home Loan Mortgage Corp. (FHLMC):
121,832	4.500% due 4/15/32 (a)	110,730
	PAC, IO:
267,752	5.500% due 1/15/23 (e)	2,287
1,577,538	5.000% due 5/15/23 (e)	244,436
543,987	Federal National Mortgage Association (FNMA), Whole Loan, 6.401% due 6/25/33 (a)(b)	550,257

See Notes to Financial Statements.

10         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

COLLATERALIZED MORTGAGE OBLIGATIONS — 27.8% (continued)
$70,000	GE Capital Commercial Mortgage Corp., 5.543% due 12/10/49 (a)	$70,927
604,531	Greenpoint Mortgage Funding Trust, 4.965% due 9/25/46 (a)(b)	587,432
	Harborview Mortgage Loan Trust:
685,744	5.159% due 11/19/36 (a)(b)	643,894
597,903	5.165% due 10/19/37 (a)(b)	558,318
554,216	IMPAC Secured Assets Corp., 5.185% due 3/25/36 (a)(b)	528,716
1,090,000	JPMorgan Commercial Mortgage Securities Corp., 5.429% due 12/12/43 (a)	1,098,108
551,449	Luminent Mortgage Trust, 5.055% due 5/25/46 (a)(b)	519,371
	MASTR ARM Trust:
50,621	7.029% due 12/25/34 (a)(b)	51,035
532,049	5.065% due 5/25/47 (a)(b)	504,415
	Morgan Stanley Mortgage Loan Trust:
338,868	5.015% due 3/25/36 (a)(b)	270,030
353,672	4.935% due 6/25/36 (a)(b)	349,983
573,701	Novastar Mortgage-Backed Notes, 5.055% due 9/25/46 (a)(b)	546,396
248,907	Opteum Mortgage Acceptance Corp., 4.955% due 4/25/36 (a)(b)	248,053
425,569	Provident Funding Mortgage Loan Trust, 4.234% due 5/25/35 (a)(b)	423,091
665,587	Structured Asset Mortgage Investments Inc., 5.045% due 7/25/36 (a)(b)	629,899
	Thornburg Mortgage Securities Trust:
235,904	6.220% due 9/25/37 (a)(b)	234,019
252,446	6.231% due 9/25/37 (a)(b)	253,535
817,393	5.115% due 7/25/45 (a)(b)	817,245
728,665	4.970% due 5/25/46 (a)(b)	724,769
765,015	4.975% due 6/25/46 (a)(b)	760,974
	Washington Mutual Inc.:
429,728	5.135% due 12/25/45 (a)(b)	407,181
186,174	5.155% due 12/25/45 (a)(b)	176,046
429,122	Washington Mutual Pass-Through Certificates, 5.145% due 11/25/45 (a)(b)	402,911
409,757	Zuni Mortgage Loan Trust, 4.995% due 8/25/36 (a)(b)	391,972

	TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS (Cost — $16,823,672)	16,202,958

U.S. GOVERNMENT & AGENCY OBLIGATIONS — 8.5%
U.S. Government Agencies — 5.7%
	Federal National Mortgage Association (FNMA):
1,270,000	4.750% due 11/19/12 (a)	1,315,706
2,000,000	Notes, 3.895% due 2/17/09 (a)(b)	1,988,540

	Total U.S. Government Agencies	3,304,246

U.S. Government Obligations — 2.8%
	U.S. Treasury Notes:
1,500,000	4.625% due 7/31/12 (a)	1,575,469
60,000	4.750% due 8/15/17 (a)	63,389

	Total U.S. Government Obligations	1,638,858

	TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS (Cost — $4,894,171)	4,943,104

See Notes to Financial Statements.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         11

Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

U.S. TREASURY INFLATION PROTECTED SECURITIES — 2.2%
	U.S. Treasury Bonds, Inflation Indexed:
$526,310	2.000% due 1/15/26 (a)	$524,337
704,473	2.375% due 1/15/27 (a)	745,200

	TOTAL U.S. TREASURY INFLATION PROTECTED SECURITIES (Cost — $1,203,541)	1,269,537

Shares
PREFERRED STOCKS — 0.6%
FINANCIALS — 0.6%
Thrifts & Mortgage Finance — 0.6%
8,000	Federal Home Loan Mortgage Corp. (FHLMC), 8.375% (a)	209,200
5,000	Federal National Mortgage Association (FNMA), 8.250% (a)	128,750

	TOTAL PREFERRED STOCKS (Cost — $325,000)	337,950

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENTS (Cost — $84,099,734)	82,258,526

Face Amount
SHORT-TERM INVESTMENTS — 3.3%
U.S. Government Agency — 0.3%
$150,000	Federal National Mortgage Association (FNMA), Discount Notes, 5.196% due 3/17/08 (a)(f)(g)	148,724

Repurchase Agreement — 3.0%
1,764,000	Morgan Stanley tri-party repurchase agreement dated 12/31/07, 4.250% due 1/2/08; Proceeds at maturity — $1,764,417; (Fully collateralized by U.S. government agency obligation, 0.000% due 1/02/08; Market value — $1,799,640) (a)	1,764,000

	TOTAL SHORT-TERM INVESTMENTS (Cost — $1,912,410)	1,912,724

	TOTAL INVESTMENTS — 144.7% (Cost — $86,012,144#)	84,171,250
	Liabilities in Excess of Other Assets — (44.7)%	(26,006,572)

	TOTAL NET ASSETS — 100.0%	$58,164,678

(a)	All or a portion of this security is segregated for open futures contracts, written options and to-be-announced (“TBA”) securities.
(b)	Variable rate security. Interest rate disclosed is that which is in effect at December 31, 2007.
(c)	This security is traded on a TBA basis (See Note 1).
(d)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(e)	Illiquid security.
(f)	All or a portion of this security is held at the broker as collateral for open futures contracts.
(g)	Rate shown represents yield-to-maturity.
#	Aggregate cost for federal income tax purposes is $86,067,340.

See Notes to Financial Statements.

12         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Schedule of Investments (December 31, 2007) (continued)

Abbreviations used in this schedule:
ARM	— Adjustable Rate Mortgage
IO	— Interest Only
MASTR	— Mortgage Asset Securitization Transactions Inc.
PAC	— Planned Amortization Class

Schedule of Options Written

Contracts	Security	Expiration Date	Strike Price	Value
34	U.S. Treasury Notes 10 Year Futures, Call	1/25/08	$114	$18,062
34	U.S. Treasury Notes 10 Year Futures, Put	1/25/08	109	1,594

	TOTAL OPTIONS WRITTEN (Premium received — $41,144)			$19,656

See Notes to Financial Statements.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         13

Statement of Assets and Liabilities (December 31, 2007)

ASSETS:
Investments, at value (Cost — $86,012,144)	$84,171,250
Cash	951
Interest receivable	252,389
Receivable for Fund shares sold	120,024
Principal paydown receivable	24,601
Receivable from broker — variation margin on open futures contracts	23,788
Receivable from investment manager	970
Prepaid expenses	29,632

Total Assets	84,623,605

LIABILITIES:
Payable for securities purchased	25,997,431
Payable for Fund shares repurchased	193,423
Distributions payable	66,751
Distribution fees payable	21,252
Options written, at value (premium received $41,144)	19,656
Trustees’ fees payable	10,583
Accrued expenses	149,831

Total Liabilities	26,458,927

Total Net Assets	$58,164,678

NET ASSETS:
Par value (Note 6)	$60
Paid-in capital in excess of par value	64,248,026
Overdistributed net investment income	(20,795)
Accumulated net realized loss on investments, futures contracts and options written	(4,230,362)
Net unrealized depreciation on investments, futures contracts and options written	(1,832,251)

Total Net Assets	$58,164,678

Shares Outstanding:
Class A	3,118,103

Class B	1,115,439

Class C	1,581,510

Class O	187,948

Net Asset Value:
Class A (and redemption price)*	$9.65

Class B	$9.70

Class C	$9.77

Class O (redemption price)	$9.66

Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 2.25%)	$9.87

*	Redemption price per share is equal to net asset value less any applicable CDSC (See Note 2).

See Notes to Financial Statements.

14         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Statement of Operations (For the year ended December 31, 2007)

INVESTMENT INCOME:
Interest	$3,599,351

EXPENSES:
Investment management fee (Note 2)	365,508
Distribution fees (Notes 2 and 4)	288,761
Legal fees	89,051
Transfer agent fees (Note 4)	87,359
Registration fees	75,842
Shareholder reports (Note 4)	56,289
Audit and tax	31,668
Trustees’ fees	12,838
Custody fees	3,770
Insurance	3,201
Miscellaneous expenses	12,076

Total Expenses	1,026,363
Less: Fee waivers and/or expense reimbursements (Note 2)	(372,074)
Fees paid indirectly (Note 1)	(19)

Net Expenses	654,270

Net Investment Income	2,945,081

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FUTURES CONTRACTS AND OPTIONS WRITTEN (NOTES 1 AND 3):
Net Realized Gain (Loss) From:
Investment Transactions	650,422
Futures contracts	(300,411)
Options written	18,356

Net Realized Gain	368,367

Change in Net Unrealized Appreciation/Depreciation From:
Investments	(1,944,872)
Futures contracts	55,794
Options written	21,488

Change in Net Unrealized Appreciation/Depreciation	(1,867,590)

Net Loss on Investments, Futures Contracts and Options Written	(1,499,223)

Increase in Net Assets From Operations	$1,445,858

See Notes to Financial Statements.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         15

Statement of Changes in Net Assets (For the years ended December 31,)

	2007	2006
OPERATIONS:
Net investment income	$2,945,081	$3,779,486
Net realized gain (loss)	368,367	(1,224,080)
Change in net unrealized appreciation/depreciation	(1,867,590)	948,819

Increase in Net Assets From Operations	1,445,858	3,504,225

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(3,043,314)	(4,018,596)

Decrease in Net Assets From Distributions to Shareholders	(3,043,314)	(4,018,596)

FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	14,705,301	28,532,721
Reinvestment of distributions	2,051,525	3,286,344
Cost of shares repurchased	(40,845,363)	(58,831,647)

Decrease in Net Assets From Fund Share Transactions	(24,088,537)	(27,012,582)

Decrease in Net Assets	(25,685,993)	(27,526,953)
NET ASSETS:
Beginning of year	83,850,671	111,377,624

End of year*	$58,164,678	$83,850,671

*Includes overdistributed net investment income of:	$(20,795)	$(1,355)

See Notes to Financial Statements.

16         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class A Shares(1)	2007		2006(2)		2005(2)		2004(2)	2003(2)
Net Asset Value, Beginning of Year	$9.89		$9.93		$10.22		$10.35	$10.48

Income (Loss) From Operations:
Net investment income	0.45		0.39		0.36		0.35	0.27
Net realized and unrealized loss	(0.22)		(0.01)		(0.26)		(0.10)	(0.10)

Total Income From Operations	0.23		0.38		0.10		0.25	0.17

Less Distributions From:
Net investment income	(0.47)		(0.42)		(0.39)		(0.38)	(0.30)

Total Distributions	(0.47)		(0.42)		(0.39)		(0.38)	(0.30)

Net Asset Value, End of Year	$9.65		$9.89		$9.93		$10.22	$10.35

Total Return(3)	2.34%		3.88%		1.03%		2.51%	1.61%

Net Assets, End of Year (000s)	$30,088		$44,902		$51,270		$44,856	$49,222

Ratios to Average Net Assets:
Gross expenses	1.41%		1.12	%(5)	1.19%		1.18%	1.14%
Net expenses(6)(7)	0.80	(4)	0.82	(5)	0.80		0.80	0.80
Net investment income	4.60		3.99		3.60		3.50	2.60

Portfolio Turnover Rate	100	%(8)	154	%(8)	64	% (8)	83%	86%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Represents a share of capital stock outstanding prior to April 16, 2007.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(4)	There was no impact to the expense ratios as a result of fees paid indirectly.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the year. Without these fees, the gross and net expense ratios would have been 1.10% and 0.80%, respectively (Note 10).

(6)	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares would not exceed 0.80%.
(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 802%, 603% and 585% for the years ended December 31, 2007, 2006 and 2005, respectively.

See Notes to Financial Statements.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         17

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class B Shares(1)	2007		2006(2)		2005(2)		2004(2)	2003(2)
Net Asset Value, Beginning of Year	$9.94		$9.98		$10.26		$10.39	$10.52

Income (Loss) From Operations:
Net investment income	0.43		0.37		0.34		0.31	0.20
Net realized and unrealized loss	(0.23)		(0.02)		(0.26)		(0.11)	(0.11)

Total Income From Operations	0.20		0.35		0.08		0.20	0.09

Less Distributions From:
Net investment income	(0.44)		(0.39)		(0.36)		(0.33)	(0.22)

Total Distributions	(0.44)		(0.39)		(0.36)		(0.33)	(0.22)

Net Asset Value, End of Year	$9.70		$9.94		$9.98		$10.26	$10.39

Total Return(3)	2.09%		3.63%		0.80%		2.01%	0.86%

Net Assets, End of Year (000s)	$10,816		$16,217		$25,054		$31,886	$42,442

Ratios to Average Net Assets:

Gross expenses	1.60%		1.34	%(5)	1.49%		1.68%	1.94%
Net expenses(6)	1.05	(4)(7)	1.07	(5)(7)	1.05	(7)	1.28 (8)	1.55 (9)
Net investment income	4.38		3.74		3.33		3.03	1.87

Portfolio Turnover Rate	100	%(10)	154	%(10)	64	%(10)	83%	86%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Represents a share of capital stock outstanding prior to April 16, 2007.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(4)	There was no impact to the expense ratios as a result of fees paid indirectly.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the year. Without these fees, the gross and net expense ratios would have been 1.32% and 1.05%, respectively (Note 10).

(6)	Reflects fee waivers and/or expense reimbursements.
(7)	As a result of voluntary expense limitations, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 1.05%.
(8)

As a result of voluntary expense limitations, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 1.55% for the period January 31 through May 31, 2004 and 1.05% from June 1 through December 31, 2004.

(9)	As a result of voluntary expense limitations, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 1.55%.
(10)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 802%, 603% and 585% for the years ended December 31, 2007, 2006 and 2005, respectively.

See Notes to Financial Statements.

18         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class C Shares(1)	2007		2006(2)		2005(2)		2004(2)	2003(2)
Net Asset Value, Beginning of Year	$10.01		$10.05		$10.33		$10.46	$10.59

Income (Loss) From Operations:
Net investment income	0.41		0.35		0.31		0.31	0.22
Net realized and unrealized loss	(0.23)		(0.02)		(0.26)		(0.10)	(0.10)

Total Income From Operations	0.18		0.33		0.05		0.21	0.12

Less Distributions From:
Net investment income	(0.42)		(0.37)		(0.33)		(0.34)	(0.25)

Total Distributions	(0.42)		(0.37)		(0.33)		(0.34)	(0.25)

Net Asset Value, End of Year	$9.77		$10.01		$10.05		$10.33	$10.46

Total Return(3)	1.86%		3.37%		0.48%		2.01%	1.12%

Net Assets, End of Year (000s)	$15,445		$21,377		$33,823		$44,738	$44,715

Ratios to Average Net Assets:
Gross expenses	1.79%		1.60	%(5)	1.66%		1.65%	1.65%
Net expenses(6)(7)	1.30	(4)	1.32	(5)	1.30		1.30	1.30
Net investment income	4.13		3.49		3.07		3.00	2.08

Portfolio Turnover Rate	100	%(8)	154	%(8)	64	%(8)	83%	86%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Represents a share of capital stock outstanding prior to April 16, 2007.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(4)	There was no impact to the expense ratios as a result of fees paid indirectly.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the year. Without these fees, the gross and net expense ratios would have been 1.58% and 1.30%, respectively (Note 10).

(6)	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 1.30%.
(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 802%, 603% and 585% for the years ended December 31, 2007, 2006 and 2005, respectively.

See Notes to Financial Statements.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         19

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class O Shares(1)	2007		2006(2)		2005(2)		2004(2)	2003(2)
Net Asset Value, Beginning of Year	$9.91		$9.95		$10.25		$10.38	$10.51

Income (Loss) From Operations:
Net investment income	0.47		0.42		0.39		0.38	0.29
Net realized and unrealized loss	(0.23)		(0.02)		(0.26)		(0.10)	(0.10)

Total Income From Operations	0.24		0.40		0.13		0.28	0.19

Less Distributions From:
Net investment income	(0.49)		(0.44)		(0.43)		(0.41)	(0.32)

Total Distributions	(0.49)		(0.44)		(0.43)		(0.41)	(0.32)

Net Asset Value, End of Year	$9.66		$9.91		$9.95		$10.25	$10.38

Total Return(3)	2.49%		4.14%		1.28%		2.77%	1.87%

Net Assets, End of Year (000s)	$1,816		$1,355		$1,231		$1,179	$1,257

Ratios to Average Net Assets:
Gross expenses	1.02%		0.94	%(5)	1.14%		1.03%	0.87%
Net expenses(6)(7)	0.55	(4)	0.57	(5)	0.55		0.55	0.55
Net investment income	4.86		4.23		3.84		3.75	2.80

Portfolio Turnover Rate	100	%(8)	154	%(8)	64	%(8)	83%	86%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Represents a share of capital stock outstanding prior to April 16, 2007.
(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(4)	There was no impact to the expense ratios as a result of fees paid indirectly.
(5)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the year. Without these fees, the gross and net expense ratios would have been 0.92% and 0.55%, respectively (Note 10).

(6)	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class O shares will not exceed 0.55%.
(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 802%, 603% and 585% for the years ended December 31, 2007, 2006 and 2005, respectively.

See Notes to Financial Statements.

20         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Notes to Financial Statements

1.	Organization and Significant Accounting Policies

Legg Mason Partners Short/Intermediate U.S. Government Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Income Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Prior to April 16, 2007, the Fund was a separate diversified investment fund of Legg Mason Partners Series Funds, Inc. (the “Company”), a Maryland corporation registered under the 1940 Act.

The following are significant accounting policies consistently followed by the Funds and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Publicly traded foreign government debt securities are typically traded internationally in the over-the-counter market, and are valued at the mean between the last quoted bid and asked prices as of the close of business of that market. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Financial Futures Contracts. The Fund may enter into financial futures contracts typically to hedge a portion of the portfolio. Upon entering into a financial futures contract, the Fund is required to deposit cash or securities as initial margin, equal to a certain percentage of the contract amount (initial margin deposit). Additional securities are also segregated up to the current market value of the financial futures contracts. Subsequent payments, known as “variation margin,” are made or received by the Fund each day,

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         21

Notes to Financial Statements (continued)

depending on the daily fluctuations in the value of the underlying financial instruments. For foreign denominated futures, variation margins are not settled daily. The Fund recognizes an unrealized gain or loss equal to the fluctuation in the value. When the financial futures contracts are closed, a realized gain or loss is recognized equal to the difference between the proceeds from (or cost of) the closing transactions and the Fund’s basis in the contracts.

The risks associated with entering into financial futures contracts include the possibility that a change in the value of the contract may not correlate with the changes in the value of the underlying financial instruments. In addition, investing in financial futures contracts involves the risk that the Fund could lose more than the initial margin deposit and subsequent payments required for a futures transaction. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(d) Written Options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked-to-market daily to reflect the current market value of the option written. If the option expires, the Fund realizes a gain from investments equal to the amount of the premium received. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is treated as a realized gain or loss. When a written put option is exercised, the amount of the premium received is added to the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing a call option is that the Fund is exposed to the risk of loss if the market price of the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(e) Securities Traded on a To-Be-Announced Basis. The Fund may trade securities on a to-be-announced (“TBA”) basis. In a TBA transaction, the Fund commits to purchasing or selling securities which have not yet been issued by the issuer and for which specific information is not known, such as the face amount and maturity date and the underlying pool of investments in U.S. government agency mortgage pass-through securities. Securities purchased on a TBA basis are not settled until they are delivered to the Fund, normally 15 to 45 days after purchase. Beginning on the date the Fund enters into a TBA transaction, cash, U.S. government securities or other liquid high-grade debt obligations

22         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Notes to Financial Statements (continued)

are segregated in an amount equal in value to the purchase price of the TBA security. These securities are subject to market fluctuations and their current value is determined in the same manner as for other securities.

(f) Stripped Securities. The Fund invests in “Stripped Securities,” a term used collectively for stripped fixed income securities. Stripped securities can be principal only securities (“PO”), which are debt obligations that have been stripped of unmatured interest coupons or, interest only securities (“IO”), which are unmatured interest coupons that have been stripped from debt obligations. As is the case with all securities, the market value of Stripped Securities will fluctuate in response to changes in economic conditions, interest rates and the market’s perception of the securities. However, fluctuations in response to interest rates may be greater in Stripped Securities than for debt obligations of comparable maturities that pay interest currently. The amount of fluctuation increases with a longer period of maturity.

The yield to maturity on IO’s is sensitive to the rate of principal repayments (including prepayments) on the related underlying debt obligation and principal payments may have a material effect on yield to maturity. If the underlying debt obligation experiences greater than anticipated prepayments of principal, the Fund may not fully recoup its initial investment in IO’s.

(g) Mortgage Dollar Rolls. The Fund may enter into dollar rolls in which the Fund sells mortgage-backed securities for delivery in the current month, realizing a gain or loss, and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities to settle on a specified future date. During the roll period, the Fund forgoes interest paid on the securities. The Fund is compensated by the interest earned on the cash proceeds of the initial sale and by the lower repurchase price at the specified future date. The Fund maintains a segregated account, the dollar value of which is at least equal to its obligations with respect to dollar rolls.

The Fund executes its mortgage dollar rolls entirely in the TBA market, where the Fund makes a forward commitment to purchase a security and, instead of accepting delivery, the position is offset by a sale of the security with a simultaneous agreement to repurchase at a future date.

The risk of entering into a mortgage dollar roll is that the market value of the securities the Fund is obligated to repurchase under the agreement may decline below the repurchase price. In the event the buyer of securities under a mortgage dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of proceeds of the dollar roll may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities.

(h) Credit and Market Risk. Investments in securities collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and the foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the full amount of accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value of these investments resulting in a lack of correlation between their credit ratings and values.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         23

Notes to Financial Statements (continued)

(i) Other Risks. The Fund may invest in instruments whose values and interest rates are linked to foreign currencies, interest rates, indices or some other financial indicator. The value at maturity or interest rates for these instruments will increase or decrease according to the change in the indicator to which they are indexed. These securities are generally more volatile in nature, and the risk of loss of principal is greater.

(j) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(k) Distributions to Shareholders. Distributions from net investment income on the shares of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(l) Fees Paid Indirectly. The Fund’s custodian calculates its fees based on the Fund’s average daily net assets. The fee is reduced according to a fee arrangement, which provides for custody fees to be reduced based on a formula developed to measure the value of cash deposited with the custodian by the Fund. This amount is shown as a reduction of expenses on the Statement of Operations.

(m) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(n) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of December 31, 2007, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(o) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

24         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Notes to Financial Statements (continued)

	Overdistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	—	$207,313	$(207,313)
(b)	$78,793	(78,793)	—

(a)	Reclassifications are primarily due to the expiration of a capital loss carryover.
(b)	Reclassifications are primarily due to differences between book and tax amortization of premium on fixed income securities and income from mortgage backed securities treated as capital gains for tax purposes.

2.	Investment Management Agreement and Other Transactions with Affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Western Asset Management Company (“Western Asset”) is the Fund’s subadviser. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of the Fund’s average daily net assets in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 Billion	0.550%
Next $1 Billion	0.525
Next $3 Billion	0.500
Next $5 Billion	0.475
Over $10 Billion	0.450

LMPFA provides administrative and certain oversight services to the Fund. LMPFA has delegated to the subadviser the day-to-day portfolio management of the Fund. For its services, LMPFA pays Western Asset 70% of the net management fee it receives from the Fund.

During the year ended December 31, 2007, the Fund’s Class A, B, C and O shares had voluntary expense limitations in place of 0.80%, 1.05%, 1.30% and 0.55% respectively. These expense limitations can be terminated at any time.

During the year ended December 31, 2007, LMPFA waived a portion of its fee in the amount of $365,508. In addition, during the year ended December 31, 2007, the Fund was reimbursed for expenses amounting to $6,566.

Effective January 1, 2008, the manager is permitted to recapture amounts that it has previously voluntarily waived and/or reimbursed, to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the expense cap shown in the fee table of the Fund’s prospectus. In no case will the manager recapture any amount that would result, on any particular Fund business day, in the Fund’s total annual operating expenses exceeding the expense cap.

Effective December 1, 2007, Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor. Prior to December 1, 2007, Citigroup Global Markets Inc. (“CGM”) and LMIS served as co-distributors of the Fund.

There is a maximum initial sales charge of 2.25% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         25

Notes to Financial Statements (continued)

thereafter by 1.00% per year until no CDSC is incurred. Class B shares can only be obtained through exchange and may be subject to the CDSC of the Fund that you originally purchased up to a maximum of 5.00%. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to the purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $500,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended December 31, 2007, LMIS and its affiliates received sales charges of approximately $1,000 on sales of the Fund’s Class A shares. In addition, for the year ended December 31, 2007, CDSCs paid to LMIS and its affiliates were approximately:

	Class A	Class B
CDSCs	$3,000	$23,000

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3.	Investments

During the year ended December 31, 2007, the aggregate cost of purchases and proceeds from sales of investments and U.S. Government & Agency Obligations (excluding short-term investments) were as follows:

	Investments	U.S. Government & Agency Obligations
Purchases	$4,863,668	$737,391,481

Sales	11,170,338	762,284,401

At December 31, 2007, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$426,021
Gross unrealized depreciation	(2,322,111)

Net unrealized depreciation	$(1,896,090)

At December 31, 2007, the Fund had the following open futures contracts:

	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain (Loss)
Contracts to Buy:
Euro	33	3/08	$7,891,552	$7,900,612	$9,060
U.S. Treasury 2-Year Notes	48	3/08	10,088,881	10,092,000	3,119
U.S. Treasury 5-Year Notes	13	3/08	1,429,729	1,433,656	3,927
U.S. Treasury 10-Year Notes	13	3/08	1,476,986	1,474,078	(2,908)

					13,198

26         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Notes to Financial Statements (continued)

	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain (Loss)
Contracts to Sell:
Euro	16	12/08	$3,837,320	$3,865,200	$(27,880)
U.S. Treasury Notes	3	3/08	350,962	349,125	1,837

					(26,043)

Net Unrealized Loss on Open Futures Contracts					$(12,845)

During the year ended December 31, 2007, written option transactions for the Fund were as follows:

	Number of Contracts	Premiums
Options Written, Outstanding December 31, 2006	—	—
Options written	148	$71,150
Options closed	(80)	(30,006)
Options expired	—	—

Options Written, Outstanding December 31, 2007	68	$41,144

At December 31, 2007, the Fund held TBA securities with a total cost of $25,997,431.

4.	Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.25% and 0.50% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended December 31, 2007, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$81,498	$61,084	$25,433
Class B	68,309	14,061	14,370
Class C	138,954	12,179	14,779
Class O	—	35	1,707

Total	$288,761	$87,359	$56,289

5.	Distributions to Shareholders by Class

	Year Ended December 31, 2007	Year Ended December 31, 2006
Net Investment Income:
Class A	$1,548,650	$2,155,446
Class B	618,268	804,056
Class C	792,821	1,003,597
Class O	83,575	55,497

Total	$3,043,314	$4,018,596

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         27

Notes to Financial Statements (continued)

6.	Shares of Beneficial Interest

At December 31, 2007, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares. Prior to April 16, 2007, the Company had 10 billion shares of capital stock authorized with a par value of $0.001 per share.

Transactions in shares of each class were as follows:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Shares	Amount	Shares	Amount
Class A
Shares sold	1,046,815	$10,242,840	2,059,462	$20,274,787
Shares issued on reinvestment	121,709	1,190,041	195,808	1,925,729
Shares repurchased	(2,589,764)	(25,480,017)	(2,879,106)	(28,385,185)

Net Decrease	(1,421,240)	$(14,047,136)	(623,836)	$(6,184,669)

Class B
Shares sold	88,555	$863,308	108,233	$1,067,902
Shares issued on reinvestment	39,509	388,356	70,158	693,417
Shares repurchased	(644,077)	(6,322,680)	(1,057,498)	(10,460,189)

Net Decrease	(516,013)	$(5,071,016)	(879,107)	$(8,698,870)

Class C
Shares sold	282,292	$2,803,671	691,621	$6,905,997
Shares issued on reinvestment	42,652	422,236	61,951	616,676
Shares repurchased	(878,803)	(8,703,321)	(1,983,218)	(19,779,632)

Net Decrease	(553,859)	$(5,477,414)	(1,229,646)	$(12,256,959)

Class O
Shares sold	80,593	$795,482	28,727	$284,035
Shares issued on reinvestment	5,198	50,892	5,129	50,522
Shares repurchased	(34,677)	(339,345)	(20,848)	(206,641)

Net Increase	51,114	$507,029	13,008	$127,916

7.	Income Tax Information and Distributions to Shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions:

Record Date Payable Date	Class A	Class B	Class C	Class O
Daily 1/31/2008	$0.038020	$0.036199	$0.034427	$0.040086

28         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Notes to Financial Statements (continued)

The tax character of distributions paid during the fiscal years ended December 31, were as follows:

	2007	2006
Distributions Paid From:
Ordinary Income	$3,043,314	$4,018,596

As of December 31, 2007, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income—net	$23,044

Capital loss carryforward*	$(4,134,416)
Other book/tax temporary differences (a)	(84,589)
Unrealized appreciation/(depreciation) (b)	(1,887,447)

Total Accumulated Earnings/(Losses)—net	$(6,083,408)

*	As of December 31, 2007, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
12/31/2009	$(39,501)
12/31/2010	(43,014)
12/31/2011	(256,139)
12/31/2012	(1,521,817)
12/31/2013	(1,144,175)
12/31/2014	(762,359)
12/31/2015	(367,411)

$(4,134,416)

These amounts will be available to offset any future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to the tax deferral of losses on straddles, the realization for tax purposes of unrealized gains on certain futures contracts, and differences in the book/tax treatment of various items.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the difference between book and tax amortization methods for premiums on fixed income securities.

8.	Legal Matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund and other affiliated funds (collectively, the “Funds”), and a number of its then affiliates, including Smith Barney Fund Management LLC (“SBFM”) and Salomon Brothers Asset Management Inc (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board Members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         29

Notes to Financial Statements (continued)

the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against Citigroup Asset Management (“CAM”), SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the Funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the Plaintiffs filed a notice of appeal to Second Circuit Court of Appeals.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

*  *  *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the Securities and Exchange Commission (“SEC”), as previously described. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

30         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Notes to Financial Statements (continued)

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint. The plaintiffs have filed a notice of appeal.

9.	Other Matters

As previously disclosed, on September 16, 2005 the staff of the SEC informed SBFM and SBAM, that the staff was considering recommending administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). On September 27, 2007, SBFM and SBAM, without admitting or denying any findings therein, consented to the entry of an order by the SEC relating to the disclosure by certain other funds that are closed-end funds of the sources of distributions paid by the funds between 2001 and 2004. Each of SBFM and SBAM agreed to pay a fine of $450,000, for which it was indemnified by Citigroup, Inc., its former parent. It is not expected that this matter will adversely impact the Fund or its current investment adviser.

*  *  *

On or about May 30, 2006, John Halebian, a purported shareholder of Citi New York Tax Free Reserves, a series of Legg Mason Partners Money Market Trust, formerly a series of CitiFunds Trust III (the “Subject Trust”), filed a complaint in the United States District Court for the Southern District of New York against the independent trustees of the Subject Trust (Elliott J. Berv, Donald M. Carlton, A. Benton Cocanougher, Mark T. Finn, Stephen Randolph Gross, Diana R. Harrington, Susan B. Kerley, Alan G. Merten and R. Richardson Pettit).

The Subject Trust is also named in the complaint as a nominal defendant. The complaint alleges both derivative claims on behalf of the Subject Trust and class claims on behalf of a putative class of shareholders of the Subject Trust in connection with the 2005 sale of Citigroup’s asset management business to Legg Mason and the related approval of new investment advisory agreements by the trustees and shareholders. In the derivative claim, the plaintiff alleges, among other things, that the independent trustees breached their fiduciary duty to the Subject Trust and its shareholders by failing to negotiate lower fees or seek competing bids from other qualified investment advisers in connection with Citigroup’s sale to Legg Mason. In the claims brought on behalf of the putative class of shareholders, the plaintiff alleges that the independent trustees violated the proxy solicitation requirements of the 1940 Act, and breached their fiduciary duty to shareholders, by virtue of the voting procedures, including “echo voting,” used to obtain approval of the new investment advisory agreements and statements made in a proxy statement regarding those voting procedures. The plaintiff alleges that the proxy statement was misleading because it failed to disclose that the voting procedures violated the 1940 Act. The relief sought includes an award of damages, rescission of the advisory agreement, and an award of costs and attorney fees.

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         31

Notes to Financial Statements (continued)

In advance of filing the complaint, Mr. Halebian’s lawyers made written demand for relief on the Board of the Subject Trust, and the Board’s independent trustees formed a demand review committee to investigate the matters raised in the demand, and subsequently in the complaint, and recommend a course of action to the Board. The committee, after a thorough review, has determined that the independent trustees did not breach their fiduciary duties as alleged by Mr. Halebian, and that the action demanded by Mr. Halebian would not be in the best interests of the Subject Trust. The Board of the Subject Trust (the trustee who is an “interested person” of the Subject Trust, within the meaning of the 1940 Act, having recused himself from the matter), after receiving and considering the committee’s report and based upon the findings of the committee, subsequently also has so determined and, adopting the recommendation of the committee, has directed counsel to move to dismiss Mr. Halebian’s complaint. A motion to dismiss was filed on October 23, 2006. Opposition papers were filed on or about December 7, 2006. The complaint was dismissed on July 31, 2007. Mr. Halebian has filed an appeal in the U.S. Court of Appeals for the Second Circuit. The appeal is pending.

10.	Special Shareholder Meeting and Reorganization

Shareholders approved a number of initiatives designed to streamline and restructure the fund complex. These matters were implemented in early 2007. As noted in the proxy materials, Legg Mason paid for a portion of the costs related to these initiatives. The portions of the costs borne by the Fund were recognized in the period during which the expense is incurred. Such expenses relate to obtaining shareholder votes for proposals presented in the proxy, the election of board members, retirement of board members, as well as printing, mailing, and soliciting proxies.

The portions of these costs borne by the Fund are deemed extraordinary and, therefore, not subject to expense limitation agreements, if applicable.

11.	Recent Accounting Pronouncements

On September 20, 2006, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 157.

32         Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders Legg Mason Partners Income Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Short/Intermediate U.S. Government Fund, a series of Legg Mason Partners Income Trust (formerly a series of Legg Mason Partners Series Funds, Inc.) as of December 31, 2007, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for each of the years in the two-year period ended December 31, 2004 were audited by other independent registered public accountants whose report thereon, dated February 18, 2005, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2007, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Short/Intermediate U.S. Government Fund as of December 31, 2007, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

February 25, 2008

Legg Mason Partners Short/Intermediate U.S. Government Fund 2007 Annual Report         33

Board Approval of Management and Subadvisory Agreements (unaudited)

At a meeting of the Board of Trustees of Legg Mason Partners Income Trust (the “Trust”) held on November 12-13, 2007, the Board, including the Board members who are not considered to be “interested persons” of the Trust (the “Independent Board Members”) under the Investment Company Act of 1940, as amended (the “1940 Act”), approved for an annual period the continuation of the management agreement (the “Management Agreement”) between the Trust and Legg Mason Partners Fund Advisor, LLC (the “Manager”) with respect to the Legg Mason Partners Short/Intermediate U.S. Government Fund, a series of the Trust (the “Fund”), and the sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and Western Asset Management Company (the “Subadviser”), an affiliate of the Manager, with respect to the Fund.

Background

The Board received information in advance of the meeting from the Manager to assist it in its consideration of the Management Agreement and the Sub-Advisory Agreement and was given the opportunity to ask questions and request additional information from management. The Board received and considered a variety of information about the Manager, the Subadviser and the Fund’s distributor (and any distributors affiliated with the Fund during the past two years), as well as the management, sub-advisory and distribution arrangements for the Fund and other funds overseen by the Board, certain portions of which are discussed below. The presentation made to the Board encompassed the Fund and all funds for which the Board has responsibility. The discussion below covers both the advisory and the administrative functions being rendered by the Manager, both of which functions are encompassed by the Management Agreement, as well as the advisory functions rendered by the Subadviser pursuant to the Sub-Advisory Agreement.

Board Approval of Management Agreement and Sub-Advisory Agreement

The Independent Board Members were advised by separate independent legal counsel throughout the process. Prior to voting, the Independent Board Members received a memorandum from their independent legal counsel discussing the legal standards for their consideration of the proposed continuation of the Management Agreement and the Sub-Advisory Agreement. The Independent Board Members also discussed the proposed continuation of the Management Agreement and the Sub-Advisory Agreement in private sessions with their independent legal counsel at which no representatives of the Manager were present. In approving the Management Agreement and Sub-Advisory Agreement, the Board, including the Independent Board Members, considered a variety of factors, including those factors discussed below. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement and the Sub-Advisory Agreement, and each Board Member attributed different weight to the various factors.

34         Legg Mason Partners Short/Intermediate U.S. Government Fund

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

Nature, Extent and Quality of the Services under the Management Agreement and Sub-Advisory Agreement

The Board received and considered information regarding the nature, extent and quality of services provided to the Fund by the Manager and the Subadviser under the Management Agreement and the Sub-Advisory Agreement, respectively, during the past two years. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager in its management of the Fund’s affairs and the Manager’s role in coordinating the activities of the Fund’s other service providers. The Board’s evaluation of the services provided by the Manager and the Subadviser took into account the Board’s knowledge and familiarity gained as Board members of funds in the Legg Mason Partners fund complex, including the scope and quality of the investment management and other capabilities of the Manager and the Subadviser, and the quality of the Manager’s administrative and other services. The Board observed that the scope of services provided by the Manager and the Subadviser had expanded over time as a result of regulatory and other developments, including maintaining and monitoring their own and the Fund’s expanded compliance programs. The Board reviewed information received from the Manager and the Subadviser regarding the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the 1940 Act.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s senior personnel and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board also considered the degree to which the Manager implemented organizational changes to improve investment results and the services provided to the Legg Mason Partners fund complex. The Board also considered, based on its knowledge of the Manager and its affiliates, the financial resources available to Legg Mason, Inc., the parent organization of the Manager and the Subadviser.

The Board considered the division of responsibilities between the Manager and the Subadviser and the oversight provided by the Manager. The Board also considered the Manager’s and the Subadviser’s brokerage policies and practices. In addition, management also reported to the Board on, among other things, its business plans, organizational changes and portfolio manager compensation plan.

The Board concluded that, overall, the nature, extent and quality of services provided (and expected to be provided) under the Management Agreement and the Sub-Advisory Agreement were satisfactory.

Fund Performance

The Board received and considered performance information for the Fund as well as for a group of funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund with the funds included in the Performance Universe. The Board also noted that it had received and discussed with management information throughout the year at periodic intervals comparing the Fund’s performance against its benchmark.

Legg Mason Partners Short/Intermediate U.S. Government Fund         35

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

The information comparing the Fund’s performance to that of its Performance Universe, consisting of all retail and institutional funds classified as short/intermediate U.S. government funds by Lipper, showed, among other data, that the Fund’s performance for the 1-year period ended June 30, 2007 was below the median, the performance for the 3-year period ended June 30, 2007 was above the median, and the performance for the 5-year period ended June 30, 2007 was at the median. Management noted that there has been a change in the portfolio management team, effective December 2005, which was implemented in an attempt to improve the Fund’s results over time. The Board noted the explanations from the Manager concerning the underperformance versus the peer group.

Based on its review, which included careful consideration of all of the factors noted above, the Board concluded that the Fund’s performance was satisfactory.

Management Fees and Expense Ratios

The Board reviewed and considered the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager in light of the nature, extent and quality of the management and sub-advisory services provided by the Manager and the Subadviser. The Board also reviewed and considered that fee waiver and/or expense reimbursement arrangements are currently in place for the Fund and considered the actual fee rate (after taking waivers and reimbursements into account) (the “Actual Management Fee”) and that the Manager had agreed to continue its fee waivers and reimbursements until further notice. In addition, the Board noted that the compensation paid to the Subadviser is paid by the Manager, not the Fund, and, accordingly, that the retention of the Subadviser does not increase the fees or expenses otherwise incurred by the Fund’s shareholders.

Additionally, the Board received and considered information comparing the Contractual Management Fees and the Actual Management Fee and the Fund’s overall expenses with those of funds in both the relevant expense group and a broader group of funds, each selected and provided by Lipper. The Board also reviewed information regarding fees charged by the Manager to other U.S. clients investing primarily in an asset class similar to that of the Fund, including, where applicable, separate accounts.

The Manager reviewed with the Board the differences in scope of services provided to the Fund and to these other clients, noting that the Fund is provided with administrative services, office facilities, Fund officers (including the Fund’s chief executive, chief financial and chief compliance officers), and that the Manager coordinates and oversees the provision of services to the Fund by other Fund service providers. The Board considered the fee comparisons in light of the differences required to manage these different types of accounts. The Board also considered and discussed information about the Subadviser’s fees, including the amount of the management fees retained by the Manager after payment of the subadvisory fee. The Board also received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a framework of fees based on asset classes.

Management also discussed with the Board the Fund’s distribution arrangements. The Board was provided with information concerning revenues received by and certain

36         Legg Mason Partners Short/Intermediate U.S. Government Fund

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

expenses incurred by distributors affiliated with the Fund during the past two years and how the amounts received by the distributors were paid during that period.

The information comparing the Fund’s Contractual and Actual Management Fees as well as its actual total expense ratio to its Expense Group, consisting of a group of retail front-end load funds (including the Fund) classified as short-intermediate U.S. government funds and chosen by Lipper to be comparable to the Fund, showed that the Fund’s Contractual Fee was at the median and the Actual Management Fee (which reflects a fee waiver) was below the median. The Board noted that the Fund’s actual total expense ratio was below the median. The Board also noted that the Manager was continuing its voluntary waiver until further notice, resulting in the same net effective fee as currently in place, which is lower than the current contractual fee.

Taking all of the above into consideration, the Board determined that the management fee and the subadvisory fees for the Fund were reasonable in light of the nature, extent and quality of the services provided to the Fund under the Management Agreement and the Sub-Advisory Agreement.

Manager Profitability

The Board received and considered an analysis of the profitability of the Manager and its affiliates in providing services to the Fund. The Board also received profitability information with respect to the Legg Mason Partners fund complex as a whole. In addition, the Board received information with respect to the Manager’s allocation methodologies used in preparing this profitability data, as well as a report from an outside consultant that had reviewed the methodologies. The profitability of the Manager and its affiliates was considered by the Board not excessive in light of the nature, extent and quality of the services provided to the Fund and the type of fund.

Economies of Scale

The Board received and discussed information concerning whether the Manager realizes economies of scale as the Fund’s assets grow. The Board noted that the Manager had previously agreed to institute breakpoints in the Fund’s Contractual Management Fee, reflecting the potential for reducing the Contractual Management Fee as the Fund grows. The Board considered whether the breakpoint fee structure was a reasonable means of sharing any economies of scale or other efficiencies that might accrue from increases in the Fund’s assets levels. The Board noted that the Fund had not yet reached the specified asset level at which a breakpoint to its Contractual Management Fee would be triggered. The Board also noted that as the Fund’s assets increase over time, certain expenses, such as fees for Board members, auditors and legal fees, become a smaller percentage of overall assets.

The Board determined that the management fee structure for the Fund, including breakpoints, was reasonable.

Legg Mason Partners Short/Intermediate U.S. Government Fund         37

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

Other Benefits to the Manager and the Subadviser

The Board considered other benefits received by the Manager, the Subadviser and their affiliates as a result of their relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders.

In light of the costs of providing investment management and other services to the Fund and the ongoing commitment of the Manager and the Subadviser to the Fund, the Board considered the ancillary benefits that the Manager and its affiliates received were reasonable.

* * *

In light of all of the foregoing, the Board determined that the continuation of each of the Management Agreement and Sub-Advisory Agreement would be in the best interests of the Fund’s shareholders and approved the continuation of such agreements for another year.

38         Legg Mason Partners Short/Intermediate U.S. Government Fund

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Legg Mason Partners Short/Intermediate U.S. Government Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about the Trustees and is available, without charge, upon request by calling Legg Mason Partners Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:
Elliott J. Berv c/o R. Jay Gerken, CFA Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue New York, NY 10018 Birth Year: 1943	Trustee	Since 1989	President and Chief Executive Officer, Catalyst (consulting) (since 1984); Formerly, Chief Executive Officer, Rocket City Enterprises (media) (from 2000 to 2005)	68	Board Member, American Identity Corp. (doing business as Morpheus Technologies) (biometric information management) (since 2001); Director, Lapoint Industries (industrial filter company) (since 2002); Director, Alzheimer’s Association (New England Chapter) (since 1998)

A. Benton Cocanougher c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1938	Trustee	Since 1991	Dean Emeritus and Professor, Texas A&M University (since 2004); Formerly, Interim Chancellor, Texas A&M University System (from 2003 to 2004); Formerly, Special Advisor to the President, Texas A&M University (from 2002 to 2003)	68	None

Legg Mason Partners Short/Intermediate U.S. Government Fund         39

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Jane F. Dasher c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1949	Trustee	Since 1999	Chief Financial Officer, Korsant Partners, LLC (a family investment company)	68	None

Mark T. Finn c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1943	Trustee	Since 1989	Adjunct Professor, College of William & Mary (since 2002); Principal/Member Balvan Partners (investment management) (since 2002); Chairman, Chief Executive Officer and Owner, Vantage Consulting Group, Inc. (investment management) (since 1988)	68	None

Rainer Greeven c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1936	Trustee	Since 1994	Attorney, Rainer Greeven PC; President and Director, 62nd Street East Corporation (real estate) (since 2002)	68	None

Stephen R. Gross c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1947	Trustee	Since 1986	Chairman, HLB Gross Collins, PC (accounting and consulting firm) (since 1979); Treasurer, Coventry Limited, Inc. (Senior Living Facilities) (since 1985); Formerly, Managing Director, Fountainhead Ventures, LLC (technology accelerator) (from 1998 to 2003)	68	Director, Andersen Calhoun (assisted living) (since 1987); Formerly, Director ebank Financial Services, Inc. (from 1999 to 2004)

Richard E. Hanson, Jr. c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1941	Trustee	Since 1985	Retired; Formerly, Headmaster, The New Atlanta Jewish Community High School, Atlanta, Georgia (from 1996 to 2000)	68	None

40         Legg Mason Partners Short/Intermediate U.S. Government Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Diana R. Harrington c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1940	Trustee	Since 1992	Professor, Babson College (since 1992)	68	None

Susan M. Heilbron c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1945	Trustee	Since 1994	Independent Consultant (since 2001)	68	None

Susan B. Kerley c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Trustee	Since 1992	Investment Consulting Partner, Strategic Management Advisors, LLC (investment consulting) (since 1990)	68	Chairperson and Independent Board Member of Eclipse Fund, Inc. and Eclipse Funds (which trade as Mainstay Funds) (currently supervises 16 investment companies in the fund complex) (since 1991)

Alan G. Merten c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1941	Trustee	Since 1990	President, George Mason University (since 1996)	68	Director of Cardinal Financial Corp. (since 2006); Trustee, First Potomac Realty Trust (since 2005); Formerly, Director, Xybernaut Corporation (information technology) (from 2004 to 2006); Formerly Director, Digital Net Holdings, Inc. (from 2003 to 2004); Formerly, Director Comshare, Inc. (information technology) (from 1985 to 2003)

Legg Mason Partners Short/Intermediate U.S. Government Fund         41

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
R. Richardson Pettit c/o R. Jay Gerken, CFA Legg Mason 55 Water Street, 32nd Floor New York, NY 10014 Birth Year: 1942	Trustee	Since 1990	Formerly, Duncan Professor of Finance, University of Houston (from 1977 to 2006)	68	None

Interested Trustee:
R. Jay Gerken, CFA(3) Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Trustee, President, Chairman and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; Chairman of the Board and Trustee of 149 Funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; President of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason or its affiliates; Formerly, Chairman, Smith Barney Fund Management LLC (“SBFM”) and Citi Fund Management Inc. (“CFM”) (from 2002 to 2005); Formerly, Chairman, President and Chief Executive Officer of Travelers Investment Adviser, Inc. (from 2002 to 2005)	137	Trustee, Consulting Group Capital Market Funds (from 2002 to 2006)

42         Legg Mason Partners Short/Intermediate U.S. Government Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Officers:
Frances M. Guggino Legg Mason 55 Water Street New York, NY 10041 Birth Year: 1957	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with Legg Mason or its predecessors (from 1999 to 2004)	N/A	N/A

Ted P. Becker Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Chief Compliance Officer	Since 2006	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Formerly, Managing Director of Compliance at Legg Mason or its predecessor (from 2002 to 2005)	N/A	N/A

John Chiota Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1968	Chief Anti-Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

Legg Mason Partners Short/Intermediate U.S. Government Fund         43

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Robert I. Frenkel Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessor (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)	N/A	N/A

Thomas C. Mandia Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1962	Assistant Secretary	Since 2000	Managing Director and Deputy General Counsel of Legg Mason & Co. (since 2005); Managing Director and Deputy General Counsel for CAM (since 1992); Assistant Secretary of certain mutual funds associated with Legg Mason	N/A	N/A

David Castano Legg Mason 55 Water Street New York, NY 10041 Birth Year: 1971	Controller	Since 2007	Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Treasurer of Lord Abbett mutual funds (from 2004 to 2006); Supervisor at UBS Global Asset Management (from 2003 to 2004); Accounting Manager at Citigroup Asset Management (prior to 2003)	N/A	N/A

44         Legg Mason Partners Short/Intermediate U.S. Government Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Matthew Plastina Legg Mason 55 Water Street New York, NY 10041 Birth Year: 1970	Controller	Since 2007	Assistant Vice President of Legg Mason or its predecessor (since 1999); Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2002 to 2007)	N/A	N/A
(1)	Each Trustee and Officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
(2)	Indicates the earliest year in which the Trustee or Officer became a Board Member or Officer, as applicable, for a fund in the Legg Mason Partners fund complex.
(3)	Mr. Gerken is an “interested person” of the Fund as defined in 1940 Act, because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

Legg Mason Partners Short/Intermediate U.S. Government Fund         45

Important Tax Information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended December 31, 2007:

Record Date:	Daily
Payable Date:	Monthly

Interest from Federal Obligations	15.07%

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult with your tax adviser to determine if any portion of the dividends you received is exempt from state income taxes.

Please retain this information for your records.

46         Legg Mason Partners Short/Intermediate U.S. Government Fund

Legg Mason Partners Short/Intermediate U.S. Government Fund

TRUSTEES

Elliott J. Berv

A. Benton Cocanougher

Jane F. Dasher

Mark T. Finn

R. Jay Gerken, CFA

    Chairman

Rainer Greeven

Stephen R. Gross

Richard E. Hanson, Jr.

Diana R. Harrington

Susan M. Heilbron

Susan B. Kerley

Alan G. Merten

R. Richardson Pettit

INVESTMENT MANAGER

Legg Mason Partners Fund Advisor, LLC

SUBADVISER

Western Asset Management Company

DISTRIBUTOR

Legg Mason Investor Services, LLC

CUSTODIAN

State Street Bank and
Trust Company

TRANSFER AGENT

PFPC Inc.

4400 Computer Drive

Westborough, Massachusetts 01581

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

345 Park Avenue

New York, New York 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners Short/Intermediate U.S. Government Fund.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2008 Legg Mason Investor Services, LLC

Member FINRA, SIPC

FDXX010737 2/08	SR08-496

Legg Mason Partners Short/Intermediate U.S. Government Fund

The Fund is a separate investment series of the Legg Mason Partners Income Trust, a Maryland business trust.

LEGG MASON PARTNERS SHORT/INTERMEDIATE U.S. GOVERNMENT FUND

Legg Mason Partners Funds

55 Water Street

32nd Floor

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Funds website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.